Exhibit 10.1

[Insert Grant Date]

[Insert Name and Address]

Dear [First Name]:

I am pleased to inform you that AmSouth Bancorporation has granted you a non-qualified stock Option to purchase              shares of its Common Stock at the option price of $             per share, under the Amended and Restated Stock Option Plan for Outside Directors. This was the Fair Market Value of the Common Stock on                     , the grant date for this Option grant.

This letter sets out some of the specific terms of your Option, and you should retain it for future reference. References to defined terms in the Plan document are capitalized and are in bold print. A copy of the prospectus for the Plan and the Plan document itself is enclosed. The prospectus contains, among other things, an explanation of certain federal income tax consequences and is current as of the date of the prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any give time.

Your Option is a non-qualified stock option as contrasted with an incentive stock option with which you may be familiar. The differences between the two types of options is in the taxability of the various actions associated with the options. Exercise of a non-qualified option is a taxable event. Please see the prospectus for more information.

The grant date of your Option is                     , and the last day on which you can exercise your Option is                     . The period of time from                      to                      is known as the “Option Period”. Your Option will vest in              installments, beginning on                     , as follows:

#of Option
Shares That Become
Beginning On	Available for Exercise

In summary, you cannot exercise any portion of your Option prior to                      or after                     . However, any unvested portion of your Option will become immediately exercisable in full upon (i) your death, (ii) your directorship with AmSouth ceasing because of disability (as defined in the retirement policy of the Board of Directors) or (iii) your retirement from the Board.

You may exercise your Option, in whole or part, by submitting a completed stock option exercise form (enclosed) to the AmSouth Human Resources Division at the address shown on the exercise form. You may pay the option price due at exercise (i) in cash or by check, (ii) by tendering previously owned shares of AmSouth Bancorporation common stock having an aggregate Fair Market Value at time of exercise equal to the total option price, or (iii) by a combination of (i) and (ii). You also may make cashless exercises (a simultaneous exercise and sale). However, your ability to make cashless exercises may be affected by the federal securities laws. For example, because a cashless exercise involves a sale of AmSouth securities on your behalf, such a transaction would not be permissible if at the time of the transaction you were in possession of undisclosed, material information concerning AmSouth. Please consult with the Law Department if you have any questions concerning your ability under the securities laws to make a cashless exercise at any time.

This letter is the Stock Option Agreement required by the Plan. In addition to the matters covered by this memorandum, you should pay close attention to the Plan, since it sets forth other provisions applicable to your Option.

If you have any questions, please call                          at                         . I would appreciate your signing duplicate copy of this letter and returning it in the enclosed pre-addressed, postage paid envelope.

Thank you for your service to AmSouth!

Sincerely,

C. Dowd Ritter

Chairman, President and Chief Executive Officer

CDR:dw

Enclosures

Received and accepted the            day of                                                     ,

Signature
«NAME»